Exhibit 10.2

Ms. Kari Heerdt
Senior Vice President
Human Resources
79 TW Alexander Drive
4101 Research Commons
Research Triangle Park
North Carolina 27709
Telephone: 919-316-6543
Facsimile: 919-316-6523

May 26, 2010

John Perkins

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Dear John,

The purpose of this letter is to change the terms of your severance as stated in your Employment Letter with the Company dated March 2, 2006 and Separation Agreement dated December 19, 2008. With your consent, the Company is modifying the terms of severance to ensure that you, referred to as the ‘Executive,” have additional severance protection going forward, in compliance with Internal Revenue Code Section 409A. Accordingly, with your agreement, the following shall be your amended severance terms with the Company:

1.             Severance Benefits. If at any time: (i) Talecris terminates your employment without Cause (as defined below), or (ii) you resign from your position with Good Reason (as defined below), you will be entitled to, subject to the terms of this letter agreement, an amount in cash (the “Severance Payment”) equal to twelve months current Base Salary plus one year’s bonus at target. In addition, for two years following the date of this agreement, you will be eligible for an additional cash payment as part of your severance payment equal to six months base salary if you become eligible for a severance payment following a “Change in Control” as defined in the Talecris Biotherapeutics, Inc. 2009 Long Term Incentive Plan. The Severance Payment, including any additional severance payment, shall be paid to you in a lump sum within sixty (60) days of Separation from Service.

2.             Definitions. The following words and phrases have the following meanings when used in this letter agreement:

a.             Cause. For the purposes of this Agreement, “Cause” means with respect to conduct during the Executive’s employment with the Company, whether or not committed during the Term, (i) commission of a felony by Executive; (ii) acts of dishonesty by Executive resulting or intending to result in personal gain or enrichment at the expense of the Company or its subsidiaries; (iii) Executive’s material breach of his obligations under this Agreement; (iv) conduct by Executive in connection with his duties hereunder that is fraudulent, unlawful or grossly negligent, including, but not limited to, acts of discrimination; (v) engaging in personal conduct by Executive (including but not limited to employee harassment or discrimination, the use or possession at work of any illegal controlled substance) which discredits or damages the Company or its subsidiaries; (vi) contravention of specific lawful direction from the Chief Executive Officer that would not otherwise conflict with Executive’s responsibilities or duties or the material failure to perform the duties or (vii) breach of the terms of Talecris’ Intellectual Property Agreement;

provided, that, the Executive shall have fifteen (15) days after notice from the Company to cure the deficiency leading to the Cause determination (except with respect to (i) and (ii) above), if curable. A termination for “Cause” shall be effective immediately (or on such other date set forth by the Company).

b.             Code. “Code” means the Internal Revenue Code of 1986, as amended.

c.             Good Reason. “Good Reason” shall mean, without the Executive’s consent, (i) a material diminution in the Executive’s “base compensation” within the meaning of Code Section 409A and relevant authorities thereunder; (ii) relocation of the Executive’s office more than 50 miles from its location in Research Triangle Park, North Carolina; (iii) following a Change in Control, the failure by the Company to continue in effect any incentive compensation plan in which the Executive participates unless an equitable alternative compensation arrangement has been provided; or (iv) a material reduction in the nature of the Executive’s responsibilities or duties. For clarity, the standard for determining a material reduction in the nature of the Executive’s responsibilities or duties shall include, in the event of a Change in Control or combination with another business, the additional scope of the role provided by the combined entities. To clarify further, Good Reason does not include an immaterial change in organizational structure, reporting relationships, duties, roles nor any reason other than items (i) and (iv) above. The Executive shall provide notice to the Company of the existence of (i) through (iv) of this Section within a period not to exceed ninety (90) days of the initial existence of the condition, upon the notice of which the Company shall have a period of at least thirty (30) days within which to cure any deficiency that would result in Good Reason.

c.             Separation of Service. For purposes of this Agreement, “Separation from Service” shall mean the termination of services provided by Executive, whether voluntary or involuntary, as determined by the Company in accordance with Treas. Reg. §1.409A-1(h). In determining whether the Executive has experienced a Separation from Service, the following provisions shall apply:

i.                A Separation from Service shall occur when the Executive experiences a termination of employment with the Company and any affiliate in which the Company has more than a 50% ownership interest (together with the Company, the “Employer”), which shall be considered to have occurred when the facts and circumstances indicate that either (i) the Executive is not reasonably expected to perform further services for the Employer after a certain date, or (ii) that the level of bona fide services the Executive will perform for the Employer after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by such Executive (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or full period of services to the Employer if the Executive has been providing services to the Employer for less than 36 months).

ii.               If the Executive is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between the Executive and the Employer shall be treated as continuing intact, provided that the period of such leave does not exceed six months, or longer, so long as the Executive retains a right to reemployment with the Employer under an applicable statute or by contract. If the period of leave exceeds six months and the Executive does not retain a right to reemployment under an applicable statute or by contract, the Executive will incur a Separation from Service as of the first day immediately following the end of such six-month period. However, where the Executive’s leave of absence is due to his or her Disability, a 29-month period of absence will be substituted for such six-month period. In applying the provisions of this paragraph, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that the Executive will return to perform services for the Employer.

3.             Payment of Benefits. The Severance Payment described in the preceding section of this letter agreement shall be contingent on Executive’s execution of a valid Release in a form reasonably acceptable to the Company that becomes irrevocable within sixty (60) days after Executive’s Separation from Service.

4.             Tax Withholding. The Company or other payor is authorized to withhold from any benefit provided or payment due hereunder, the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such withholding taxes.

5.             Compliance with Code Section 409A. This Agreement is intended to comply with (or be exempt from) Code Section 409A, and the Company shall have complete discretion to interpret and construe this Agreement and any associated documents in any manner that establishes an exemption from (or otherwise conforms them to) the requirements of Code Section 409A. If, for any reason including imprecision in drafting, the Agreement does not accurately reflect its intended establishment of an exemption from (or compliance with) Code Section 409A, as demonstrated by consistent interpretations or other evidence of intent, the provision shall be considered ambiguous and shall be interpreted by the Company in a fashion consistent herewith, as determined in the sole and absolute discretion of the Company. The Company reserves the right to unilaterally amend this Agreement without the consent of the Executive in order to accurately reflect its correct interpretation and operation, as well as to maintain an exemption from or compliance with Code Section 409A. Nevertheless, and notwithstanding any other provision of this Agreement, neither the Company nor any of its employees, directors, or their agents shall have any obligation to mitigate, nor to hold the Executive harmless from, any or all taxes (including any imposed under Code Section 409A) arising under this Agreement.

6.             Effect on Other Agreements. This agreement replaces and supersedes all other and prior severance agreements between Executive and the Company, whether written or oral or express or implied, that relate to severance benefits. No representations, promises, assurances or agreements have been made regarding the subject matter of this agreement, except such as has been stated herein.

7.             Termination. This Agreement shall terminate upon Executive’s death or employee’s disability (defined as your inability by reason of physical or mental impairment to perform your job duties for a period exceeding 12 consecutive weeks). If this agreement is terminated by reason of Executive’s death or disability, Executive or Executive’s dependents or estate will be entitled to the payments and benefits afforded under the Company’s employee benefit plans, and the Company will have no further obligations under this agreement.

If you accept these changes, please sign where indicated below and return a copy of this letter to me so that we may place it in your personnel file. If you have any questions, please feel free to contact me.

Sincerely,

/s/ Kari Heerdt
Kari Heerdt
Senior Vice President
Human Resources

I accept the changes to my Employment Letter and Separation Agreement as stated above.

/s/ John Perkins
John Perkins

5/27/10
Date

Cc:	Lawrence Stern
File